Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 1, 2021 with respect to the audited financial statements of Jupiter Wellness Acquisition Corp. as of September 30, 2021 and the related statements of operations, changes in stockholders’ equity and cash flow statement for the period from September 14, 2021 (inception) through September 30, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 1, 2021